UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2023

Perrigo Company plc

(Exact name of registrant as specified in its charter)

Commission file number 001-36353

Ireland	Not Applicable
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

The Sharp Building, Hogan Place, Dublin 2, Ireland D02 TY74

+353 1 7094000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, €0.001 par value	PRGO	New York Stock Exchange
3.900% Notes due 2024	PRGO24	New York Stock Exchange
4.375% Notes due 2026	PRGO26	New York Stock Exchange
4.650% Notes due 2030	PRGO30	New York Stock Exchange
5.300% Notes due 2043	PRGO43	New York Stock Exchange
4.900% Notes due 2044	PRGO44	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 15, 2023, Perrigo Investments, LLC (the “Borrower”), Perrigo Company plc (the “Company”), the guarantors party thereto, each lender party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), entered into Amendment No. 1 and Incremental Assumption Agreement (the “Incremental Amendment”) to the Credit Agreement, dated April 20, 2022 (as amended from time to time, the “Credit Agreement”) among the Borrower, the Company, the lenders party thereto and the Administrative Agent.

The Incremental Amendment provides for incremental term b loans in an aggregate principal amount of $300.0 million (the “Incremental Term B Loans”). The terms of the Incremental Term B Loans, including pricing, are substantially identical to the term b loans currently outstanding under the Credit Agreement (the “2022 Term B Loans”). The Incremental Term B Loans will mature on April 20, 2029, the maturity date of the 2022 Term B Loans.

The net proceeds of the Incremental Term B Loans are being used to fund the settlement of the previously disclosed cash tender offer (the “Tender Offer”) by Perrigo Finance (as defined below) for $300.0 million in aggregate principal amount of 3.900% Senior Notes due 2024 (the “2024 Notes”) referenced under Item 8.01 below.

In the ordinary course of their business, the financial institutions party to the Incremental Amendment and certain of their affiliates have in the past and/or may in the future engage in investment and commercial banking or other transactions of a financial nature with the Company or its affiliates, including the provision of certain advisory services and the making of loans to the Company and its affiliates in the ordinary course of their business for which they will receive customary fees or expenses.

The foregoing description of the Incremental Amendment does not propose to be complete and is qualified in its entirely by reference to the full text of the Incremental Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On December 15, 2023, Perrigo Finance Unlimited Company, a wholly-owned finance subsidiary of the Company (“Perrigo Finance”), settled its previously disclosed Tender Offer for the 2024 Notes. The Tender Offer expired at 5:00 p.m., New York City time, on December 12, 2023.

On December 15, 2023, Perrigo Finance accepted for purchase $300.0 million of 2024 Notes and paid approximately $295.1 million in aggregate cash consideration (excluding accrued interest) for 2024 Notes that had been validly tendered and not validly withdrawn on or prior to November 28, 2023, the early tender date.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description of Exhibit

10.1	Amendment No. 1 and Incremental Assumption Agreement, dated December 15, 2023, among Perrigo Investments, LLC, as borrower, Perrigo Company plc, as parent, the Guarantors, the Incremental Term B Lenders, and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant) PERRIGO COMPANY PLC

	By:	/s/ Eduardo Bezerra
Dated: December 15, 2023		Eduardo Bezerra
Chief Financial Officer